ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made as of this 12:01 a.m.. on the 1st day of November 2007, by and among SITESTAR CORPORATION, a Nevada corporation, with its principal place of business located at 7109 Timberlake Road, #201, Lynchburg, Virginia (the “Buyer”) and UNITED SYSTEMS ACCESS, INC. d/b/a U.S.A. TELEPHONE, a Delaware corporation (the “Seller”), with its principal place of business at 5 Bragdon Lane, Kennebunk, Maine. The Seller and the Buyer may sometimes be referred to herein individually as a “Party” or collectively as “Parties.”

RECITALS:

A. The Seller owns all of the issued and outstanding capital stock of each of United Systems Access Telecom, Inc., a Delaware corporation (“USAT”), DFW Internet Services, Inc., a Texas corporation (“DFW”), and InReach Internet, Inc., a Delaware corporation (“IRI”) and DFW owns all of the issued and outstanding capital stock of each of August.net Services, Inc., a Delaware corporation (“ANI”), Clover Computer Corporation, a Delaware corporation (“CCC”), Internet Express, Inc., a Texas corporation (“IEI”), ShreveNet, Inc., a Delaware corporation (“SNI”), Ticon.net, Inc., a Delaware corporation (“TNI”), World Trade Network, Inc., a Delaware corporation (“WTI”), and The River Internet Access Co., a Delaware corporation (“RIA”) and SNI owns all of the issued and outstanding capital stock of Shrevetel, Inc., a Louisiana corporation (“STI”) and RIA owns all of the issued outstanding capital stock of Sense Networking, Inc. (“SNW”) (collectively, USAT, DFW, IRI, ANI, CCC, IEI, SNI, TNI, WTI, RIA and SNW are referred to as the “Operating Companies” and each as a “Operating Company”); and

B. Among other services, the Operating Companies provide dial-up Internet access for their customers.

C. Seller agrees to sell and Buyer agrees to purchase certain Assets, as defined below, of the Operating Companies used in the Internet Service Business (as said term is defined below), in accordance with the terms and conditions set forth in this Agreement.

D. The Parties to this Agreement desire to establish their mutual rights and obligations with regard to the transactions by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the parties hereto agree as follows:

I.	DEFINITIONS. As used herein, the following terms shall have the meaning set forth:

A. “Annualized Dial-Up and E-mail Revenues” shall mean the sum of all revenues collected or recognized by the Operating Companies in and for the month of October 2007 for services rendered to the Conveyed Customers for dial-up and e-mail services multiplied by twelve (12).

B. “Assets” shall have the definition set forth in Section II.

C. “Closing” shall have the meaning of the Closing Date.

D. “Closing Date” shall be November 1, 2007.

E. “Conveyed Customers” shall mean those customers with Internet services as conveyed by the Operating Companies to Buyer from the Customer List.

F. “Customer List” shall have the meaning set forth in Section II.A.1.

G. “Customers in Good Standing” shall be defined as all active or suspended Customers who, as of Closing, are no more than sixty (60) days past due on their account balance.

H. “Deferred Revenue” shall mean the sum of money, as of Closing, that the Operating Companies have collected as payment for services to Conveyed Customers to be rendered by Buyer after Closing.

I. “Estimated Conveyed Customers” shall mean 38,000 active Customers purchasing Internet Service from the Operating Companies as of the Closing Date to be conveyed to Buyer from the Operating Companies.

J. “Estimated Annualized Dial-Up and Email Revenues” shall mean $6,000,000.

K. “Estimated Deferred Revenue” shall mean $750,000.

L. “Internet Business” shall mean the business of providing dial-up Internet access and dial-up Internet e-mail services, but not including web hosting services for dial up customers and not including dial up Internet access provided as a back-up by Seller or the Operating Companies to their commercial customers.

II.	PURCHASE, SALE AND DELIVERY OF ASSETS.

A. Subject to and in accordance with the terms and conditions of this Agreement and in consideration of the Purchase Price provided in Section III below, Buyer agrees to purchase, and Seller agrees to cause the Operating Companies to sell, transfer, convey and assign all of their respective right, title, and interest in and good and marketable title, free and clear of all liabilities, obligations, security interests, liens (including tax liens), mortgages, leases or leasehold interests, encumbrances and rights of others of any kind whatsoever to the following assets used in the operation of the Internet Business:

1. Any and all dial-up Customers in Good Standing and respective e-mail accounts including Customer accounts and Customer contracts or agreements, of the Internet Business, but not including the web hosting accounts of the Operating Companies and not including the commercial accounts for whom Seller or the Operating Companies provide dial-up Internet access as a back-up means of accessing the Internet. Seller will provide Buyer with a true, correct, and complete list of all Customers (the “Customer List”) in electronic format at or before Closing.

2. All intangible personal property specifically relating to the Assets, including without limitation, Customer contracts and agreements.

3. Certain Domain Names needed to provide email services and web hosting to the Customer List including, BEWELLNET.COM, BWN.NET, CAMBRIDGEC.NET, DIAC.COM, FGN.NET, IDSCO.NET, MCIA.COM, PLINET.COM, TECHSTARS.NET, TECH-STARS.NET, TELIS.NET, TEX-STARS.NET, THEVISION.NET, WORLDINTER.NET, WTEZ.NET.

4. The brand names and use of the websites for the domain names listed above.

The above shall be collectively referred to as the "Assets".

B. The Seller shall pay all expenses, debts, deficiencies, obligations, liabilities, assessments, claims, demands, fines or penalties related to any of the Assets that arise from the operation of the Internet Business prior to the Closing Date. Except as set forth in Section III E, the Buyer is not assuming or undertaking to assume and shall have no responsibility for any liabilities of the Operating Companies whether fixed or contingent, past, present or future, or direct or indirect, arising out of or in connection with the Internet Business or the Operating Companies ownership and use of the Assets, or any other acts or omissions of the Operating Companies in connection therewith prior to the Closing.

III.	PURCHASE PRICE; ADJUSTMENT AND PAYMENT.

A. Purchase Price. The purchase price is THREE MILLION SEVEN HUNDRED-FIFTY THOUSAND DOLLARS ($3,750,000) (the “Purchase Price”) to be paid as provided in section III C below and subject to adjustment as set forth in section III B below.

B. Adjustments to Purchase Price. The Purchase Price is based on Seller’s estimate that the Annualized Dial-up and E-mail Revenues are Six Million Dollars ($6,000,000) and that the Estimated Deferred Revenue as of Closing is $750,000. In the event that the actual Annualized Dial-up and E-mail Revenue or the actual Deferred Revenue as of Closing differs from the estimates, the Purchase Price will be subject to adjustment. Seller will verify the actual Annualized Dial-up and E-Mail Revenues for the month of October 2007 and the actual amount of Deferred Revenue as of Closing by delivering its written certificate to the Purchaser within thirty (30) days of Closing. The Purchase Price will be increased or decreased by an amount equal to the difference between the Estimated Annualized Dial-up and E-mail Revenue and the actual Annualized Dial-up and E-mail Revenues multiplied by seventy-five one hundredths (0.75). The Purchase Price will be increased to the extent that the actual Deferred Revenue is less than the Estimated Deferred Revenue and the Purchase Price will be decreased to the extent that the actual Deferred Revenue is greater than the Estimated Deferred Revenue. The purchase price adjustment will be added to or subtracted from (as the case may be) the Deferred Purchase Price Payment (as defined below) payable to Seller pursuant to Subsection C2 below.

C. Payment of Purchase Price. The Buyer will pay the total Purchase Price to the Seller as follows:

1. Payment at Closing. ONE MILLION DOLLARS ($1,000,000) will be paid at Closing by wire transfer to an account designated by Seller, and

2. Deferred Payments. One Million Dollars shall be due on November 30, 2007 payable by wire transfer to the same account as specified immediately above (the “Second Installment”). The Second Installment shall accrue interest at the rate of two percent (2%) per month, prorated for any partial month, if paid after November 30, 2007. Starting on January 1, 2008 and on the first day of each month thereafter, Buyer will pay to Seller thirty-six (36) monthly installments each of which shall be equal to one-thirty-sixth (1/36) of the balance of the Purchase Price (collectively, the “Deferred Purchase Price Payment”) via Bank Check to the Seller. Any adjustments to the Purchase Price made pursuant to Subsection B above of this Section III shall adjust the monthly installment payments as follows: the Adjusted Purchase Price minus the cash payment at Closing and minus the Deferred Payments already paid divided by the remaining months left on the installments. If any Deferred Purchase Price Payment is not paid within fifteen (15) days of its due date, Seller shall have the right to demand payment in full of the entire deferred portion of the Purchase Price.

D. True-Up of Monies Collected. The Buyer and Seller shall conduct a true-up on or before ninety (90) days regarding monies collected by Buyer or Seller after Closing. If Buyer collects any money due from the Conveyed Customers to the Seller after the Closing Date, Buyer will pay Seller that portion of the money for the services that were rendered by Seller. If Seller collects any money due from Conveyed Customers to the Buyer after the Closing Date, Seller will pay Buyer the portion of the money received for the services that were rendered by Buyer. The parties have an additional thirty (30) days to settle the amount due or this true-up may be subject to dispute resolution as set forth below.

E. Assumption of Liabilities. The Buyer shall assume and discharge the obligation to provide Internet Services to the Customers who have paid the Deferred Revenue to Seller. At Closing, Seller will provide Buyer with a true and correct listing of the Deferred Revenue and the Customers to which the deferred revenue relates as of the Closing Date. The Buyer is not obligated to assume any telecommunications contracts related to providing Internet services to Conveyed Customers.

F. Dispute Resolution. Purchaser shall provide written notice to Seller within thirty (30) days of delivery of Seller’s certification of the Actual Monthly Revenue and the Actual Deferred Revenue if Purchaser disputes the accuracy of the certification. A dispute with respect to the certification shall not affect the obligation of the Purchaser to make timely payment of the monthly portion of the deferred portion of the Purchase Price. A dispute as to the accuracy of the certification shall first be referred to the outside accountants of the parties for resolution. If the parties are unable to reach agreement with respect to the matters in dispute within thirty (30) days following referral of the dispute to the parties outside accountants, the matter shall be resolved by binding arbitration before a single arbitrator to be conducted in Portland, Maine. The arbitrator shall be an independent certified public accountant selected by the outside legal counsel of the parties in the exercise of their reasonable business judgment. The cost of the arbitrator shall be shared equally by the parties. The arbitrator shall render his decision in writing within sixty days of the referral of the dispute to the arbitrator. The ruling of the arbitrator shall be final and not subject to review or appeal.

IV.	REPRESENTATIONS AND WARRANTIES OF SELLER.

The Seller represents and warrants to the Buyer, its successors and assigns, that the following facts are true, complete, and correct as of the date of this Agreement and will be true, correct, and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section IV, with the knowledge that Buyer is purchasing the Assets in full reliance thereon):

A. Organization of the Seller. Seller is a corporation duly organized, validly existing, and in good standing as a domestic corporation under the laws of the State of Delaware and has the corporate power to carry on its business as now conducted and to perform its obligations hereunder.

B. Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Seller has duly authorized the execution, delivery, and performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

C. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section II above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or bylaws of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any security interest, lien, or encumbrance upon any of its assets). The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for it to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section II above).

D. Legal Compliance. The Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Seller alleging any failure so to comply.

E. Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

F. Title to Assets. The Seller has good and marketable title to, or a valid leasehold or license interest in, the properties and assets used by them, located on their premises, or shown on Seller’s most recent balance sheet or acquired after the date thereof, free and clear of all security interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the most recent balance sheet. Without limiting the generality of the foregoing, the Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer. This Agreement and all of the documents, instruments and agreements related hereto have been duly and validly executed and delivered by the Seller, as appropriate, and are valid and binding obligations of each of the Sellers, enforceable in accordance with their terms. The Seller has paid all debts and liabilities related to the Assets prior to the Closing Date, none of which debts or liabilities are being assumed by the Buyer.

G. Contracts and Agreements. The Seller will deliver to the Buyer, at closing, a correct and complete copy of each written contract being transferred and assigned to the Buyer as part of the Assets and referred to in Section II.A.1. and a written summary setting forth the material terms and conditions of each oral agreement being transferred and assigned to the Buyer as part of the Assets and referred to in Section II.A.1. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement. Seller may assign all accounts, contracts, agreements, and service agreements related in any way to the Internet Business Customers to Buyer without the consent of the Internet Business Customers.

H. Internet Service Business Warranties. Substantially all of the Internet Service Business services provided by the Seller have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Seller has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for damages in connection therewith.

I. Internet Business Liabilities. The Seller has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any of the Assets. The Seller agrees to indemnify Buyer for all Liabilities incurred prior to the Closing Date.

J. Intellectual Property. The Seller has not interfered with, infringed upon, misappropriated, or violated any material intellectual property rights of third parties in any material respect, and the Seller has not ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Seller must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of the Seller in any material respect.

K. Litigation. The Seller is not (1) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party or, to its knowledge, threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, which, individually or in the aggregate, if adversely determined, could materially impair the Assets or the ability of either of the Seller to perform any of its obligations hereunder. Furthermore, there are no defaults by the Seller under any applicable order, writ, injunction, decree or award of any court or arbitrator or any governmental department, board, agency or instrumentality which would materially impair either of the Seller’s ability to perform any of its obligations hereunder.

L. Disclosure. The Seller has reviewed all information known to it and has disclosed to Buyer all known material information relevant to the Assets. None of the representations and warranties made by Seller in this Agreement or in any document or exhibit to be furnished by it hereto, or on its behalf, contains or will contain any untrue statements of material fact, or omit any fact the omission of which would be materially misleading.

V.	REPRESENTATIONS AND WARRANTIES OF BUYER.

A. Organization of Buyer. Buyer is corporation duly organized, validly existing, and in good standing as a domestic corporation under the laws of the State of Nevada and has the corporate power to carry on its business as now conducted and to perform its obligations hereunder.

B. Authority of Buyer. Buyer has full power and authority to enter into and perform this Agreement, and all proceedings necessary to duly authorize the execution and delivery of this Agreement by the officer executing the same on the respective Buyer’s behalf have been taken and this Agreement is the legal and binding obligation of the Buyer, enforceable in accordance with its terms and conditions applicable to Buyer.

C. Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of Buyer, threatened against Buyer. Buyer is not in default with respect to or subject to any outstanding judgment, order, writ, injunction, decree, assessment or other similar command of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting it.

D. Compliance with Laws. Buyer has complied with all laws, regulations and orders applicable to its business.

E. Noncontravention. The execution and delivery by Buyer of this Agreement, the consummation by Buyer of the transactions contemplated hereby, and the compliance by Buyer with the terms hereof, will not:

1. conflict with, violate or result in the breach of or contravene any of the terms conditions or provisions of, or constitute a default under, Buyer’s articles of incorporation, bylaws, or in any material respect, any law, regulation, order, writ, injunction, decree, determination or award of any court, governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator applicable to Buyer or its assets and properties; or

2. result in the conflict with, the material breach of any term or provision of, the termination of, or the acceleration or permitting the acceleration of the performance required by the terms of, or constitute a default under or require the consent of any party to, any loan agreement, indenture, mortgage, deed of trust or other contract, agreement or instrument, to which Buyer is a party or by which it is bound; or

3. conflict with any organizational documents or other agreements, licenses or permits of any kind relating to the formation, management, operation or other activity of Buyer.

F. Governmental Approvals. No authorization, approval or consent of any governmental or regulatory authority or agency is necessary to permit Buyer to execute and deliver this Agreement and to perform its obligations hereunder.

G. Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

H. Disclosures. No representation, warranty or covenant by Buyer in this Agreement, or any certificate or any other instrument furnished or to be furnished to Seller pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit any material fact which will make the statements contained herein or therein materially misleading.

I. Waiver. The applicable party may waive any condition specified in this Section V if its president or other duly authorized officer executes a writing so stating at or prior to the Closing.

VI.	COVENANTS

A. Payment of Post-Closing Monies Received. Seller will immediately upon receipt (and no longer than a one weeks time) forward to Buyer any and all monies received or collected by the Seller on or after the Closing Date on account of services provided to the Conveyed Customers by the Buyer after the Closing Date. If Seller refuses to forward any and all monies received or collected by the Seller after the Closing Date on account of services rendered by the Buyer as aforesaid, the Buyer has the right to withhold payment due to the Seller in such amount.

B. Domain Transfer and Support.  After the Closing Date, the Seller will host e-mail accounts and personal websites for the customers that are conveyed to the Buyer for a period of up to six (6) months following the Closing. During this six (6) month period, the Buyer will move all e-mail accounts from Seller’s servers for the customers that are using a transferred domain. Also, both Buyer and Seller will endeavor to move all shared e-mail services to a mutually agreeable third party e-mail provider for the customers that are using the domains that are not transferred to Buyer. If, following the six (6) months, the Buyer and Seller cannot agree on a third party e-mail provider then e-mail will remain hosted on the Seller’s e-mail platform for a nominal fee of $0.10 per mailbox per month. Alternatively the Buyer may be selected to host all e-mail for the shared domains, if agreed to by the Seller, for the nominal fee of $0.10 per mailbox per month. Payments for e-mail services to be paid to the provider on the first of each month with the first payment scheduled for May 1, 2008.

The Seller shall create an interface which allows for the proper management of e-mail addresses for supporting the e-mail addresses that are hosted by the Seller for the Buyer. Should the Buyer be selected to host mail in perpetuity then it will be the responsibility of the Buyer to create an interface which allows for the proper management of e-mail addresses for continued support of the Non-Conveyed Customers and Seller’s internal use with proper communication between Buyer and Seller to prevent duplicate accounts. This management would include additions, deletions, changes, and other e-mail related functions. Should the Seller be chosen to host mail in perpetuity, the Seller shall continue to provide this interface.

C. Non-Compete Agreement: Seller has entered into a separate non-compete agreement regarding the Internet Business. Seller further agrees to forward all sales leads exclusively to Buyer if it relates to Internet Access.

D. Further Acts. Each Party shall on the reasonable request of the other party execute and deliver in proper form any instruments and documents and perform any and all acts necessary or desirable for perfecting in the other party title to all items intended to be transferred under this Agreement and placing that party in actual possession of the item(s).

E. Assistance with Transition. Seller will provide reasonable transition services to Buyer for a period of up to a maximum of thirty (30) days in order to help the smooth transfer of all Customers, contracts and other Assets to Buyer. From that point forward, up to one year, the Seller agrees to be available to the Buyer to provide assistance by telephone on an “as-needed” basis. Seller also agrees to host e-mail and personal websites for the Conveyed Customers who are using any of the conveyed domains for a period of no more than six (6) months.

F. Escrow of Funds Pending Payment. Notwithstanding anything to the contrary set forth in this Agreement or in any other document executed or delivered in connection with this Agreement, until such time as the Second Installment is paid to Seller:

1. Only that customer information necessary for Buyer to provide customer support to the Conveyed Customers will be provided to the Buyer;

2. Customer billing and collection shall remain the responsibility of Seller;

3. All payments from Conveyed Customers on account of services rendered on or after November 1, 2007 shall be retained by Seller and Seller shall remain responsible for payment of dial access operational expenses; and

4. Buyer will not inform the Conveyed Customers that Buyer has acquired Seller’s Internet Business.

At such time as the Second Installment is paid in full, Seller will remit to Buyer the amounts collected from the Conveyed Customers on and after November 1, 2007, less the amount of dial access operational expenses incurred with respect to the Conveyed Customers on or after November 1, 2007 through the date the Second Installment is paid in full. On November 30, 2007 and on the last day of each month thereafter until the Second Installment is paid in full, Seller may apply the funds collected on account of the Conveyed Customers on or after November 1, 2007, less the amount of dial access operation expenses incurred with respect to the Conveyed Customers, to the payment of the Second Installment. Any amounts applied to the Second Installment by Buyer in this fashion shall first be applied to outstanding interest on the Second Installment. Buyer hereby authorizes Seller to file a financing statement with the Secretary of State of Nevada or such other filing offices as Seller determines are appropriate to provide notice of Seller’s rights under this Agreement. At such time as the Second Installment is paid in full, together with all accrued interest, the remaining customer data and billing and collection responsibility shall be transferred to Buyer and Buyer shall be responsible for all expenses associated with the operation of the Internet Business.

VII.	INDEMNIFICATION

A. Buyer agrees to indemnify, defend and hold the Seller and its successors and assigns, harmless against any and all losses, damages, demands, claims, assessments, actions, taxes, deficiencies, penalties, interest, reasonable attorney’s fees, costs and expenses, arising out of, or incident to, any of the following (the “Losses”): (i) any inaccuracy, misrepresentation or breach of any warranty made by Buyer in this Agreement; and (ii) any failure by Buyer to perform in accordance with the terms hereof any of the obligations or covenants to be performed by it hereunder. The indemnification obligations of the Buyer under this Section VII.A. and the representations, warranties, agreements and covenants of the Buyer under this Agreement shall survive the Closing for a period of one (1) year from the Closing Date, provided further, however that the one year limitation shall not be applicable to Buyer’s obligation to pay the deferred portion of the Purchase Price. Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall not be liable for the first $200,000 in Losses incurred by the Seller, provided further, however, that the foregoing limitation shall not apply to the Buyer’s obligation to pay the deferred portion of the Purchase Price.

B. The Seller agrees to indemnify, defend and hold the Buyer and its shareholders, directors, officers, affiliates, successors and assigns harmless against any and all Losses (as defined above) arising out of or incident to any of the following:

1. any inaccuracy, misrepresentation or breach of any representation or warranty made by Seller in this Agreement;

2. any failure by the Seller to perform in accordance with the terms hereof any of the agreements, obligations or covenants to be performed by it hereunder;

3. any liability of the Seller, whether accrued, absolute, contingent or otherwise, and whether due or to become due unless otherwise expressly assumed by Buyer pursuant to this Agreement and the documents and agreements executed pursuant hereto; and

4. any claim related to the Sellers or to the Assets in which the principal event giving rise thereto occurred prior to Closing, including, but not limited to, claims of ownership of Assets by customers or other parties, taxes of all kinds, any claim made under the Bulk Transfers Title of the Virginia Uniform Commercial Code, and any claim, damage or liability resulting from lack of compliance with laws or governmental regulations, whether federal, state or local.

The indemnification obligations of the Seller under this Section VII.B. and the representations, warranties, agreements and covenants of the Sellers under this Agreement shall survive the Closing for a period of one (1) year from the Closing Date. Notwithstanding anything to the contrary set forth in this Agreement, Seller shall not be liable for the first $200,000 in losses incurred by the Buyer.

C. Within thirty (30) days of the assertion of any claim or discovery of material facts upon which Seller or Buyer (the “Indemnitee”) intends to base a claim for indemnification hereunder, Indemnitee shall give written notice to the party against whom the claim is made (the “Indemnitor”) of such claim or facts. The Indemnitor shall have the right to participate jointly with the Indemnitee in the defense of any claim, demand, lawsuit or other proceeding in connection with which the Indemnitee claims indemnification hereunder and with respect to any issue involved in such claim, demand, lawsuit or other proceeding as to which the Indemnitor shall have acknowledged the obligation to indemnify the Indemnitee hereunder, the Indemnitor shall have the sole right to settle or otherwise dispose of such claim, demand, lawsuit or other proceeding on such terms as the Indemnitor, in its or his sole discretion, shall deem appropriate.

D. In the event the Indemnitor elects, within thirty (30) days of the receipt of the original notice thereof, to contest such claim by written notice to the Indemnitee, the Indemnitee will be entitled to be paid hereunder within five (5) days after the final determination of such contest either by written acknowledgment of the Indemnitor or a final judgment of a court of competent jurisdiction. If the Indemnitor does not so elect, the Indemnitee shall be paid promptly and in any event within thirty-five (35) days after receipt by the Indemnitor of the notice of the claim.

VIII.	MISCELLANEOUS

A. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

B. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they have related in any way to the subject matter hereof.

C. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other party.

D. Each party shall be responsible for its own legal and transactional expenses, including the cost of any fees owed to any broker or finder engaged by a party in connection with the transactions contemplated by this Agreement.

E. All covenants, agreements, representations and warranties of the parties made herein and in the certificates, lists, exhibits, schedules or other written information delivered, attached, or furnished in connection therewith and herewith shall be deemed material and to have been relied upon by the other party, and, except as provided otherwise in this Agreement, shall survive the delivery of the certificates representing the shares and the payment of the Purchase Price and shall bind the respective successors and permitted assigns of the parties, whether so expressed or not, and, except as provided otherwise in this Agreement, all such covenants, agreements, representations and warranties shall inure to the benefit of each party’s respective successors and permitted assigns, whether so expressed or not.

F. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The facsimile signature of any party shall be deemed to be an original signature of such party and shall be given the same effect as an original signature of such party.

G. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

H. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Virginia.

I. The Parties hereto have agreed upon the text of a press release announcing, among other things, the execution of this Agreement, which press release shall be disseminated promptly following the Closing hereof.

J. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

K. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

L. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The exhibits, if any, identified in this Agreement are incorporated herein by reference and made a part hereof.

M. All notices and communications pursuant to this Agreement shall be in writing and shall be deemed properly given and effective when received if (a) personally delivered, (b) sent by a national delivery service providing evidence of delivery, or (b) sent by facsimile, to the following:

If to Seller, to:

UNITED SYSTEMS ACCESS, INC.
5 Bragdon Lane
Kennebunk, Maine 04043
207-604-2300

With a copy to:

Drummond Woodsum & MacMahon
245 Commercial Street
P.O. Box 9781
Portland, ME 04104-5081
Attn: Benjamin E. Marcus, Esq.

If to Company, to:

SITESTAR CORPORATION
7109 Timberlake Road, Suite 201
Lynchburg, VA 24502
434-239-4272

N. If either party hereto shall breach any of the terms hereof, such party shall pay to the non-defaulting party all of the non-defaulting party's costs and expenses, including attorney's fees, incurred by such party in enforcing the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first written above.

UNITED SYSTEMS ACCESS, INC.	SITESTAR CORPORATION

By: L. William Fogg	By: Frank R. Erhartic, Jr.
Title: CEO	Title: President & CEO